                                                                    EXHIBIT 11.1

            PEPSI-COLA PUERTO RICO BOTTLING COMPANY AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)
             (U.S. Dollars in thousands, except per share amounts)


                                      Fiscal Year Ended September 30
                                     --------------------------------
                                       1998       1997       1996
                                      -------   --------   --------

Net loss                              $(9,610)  $(19,503)  $(74,330)
                                      =======   ========   ========

Net loss  assuming dilution           $(9,610)  $(19,503)  $(74,330)
                                      =======   ========   ========


Weighted average number of common
  shares outstanding                   21,516     21,500     21,500

Shares assumed to be issued upon
  exercise of stock options                 *          *          *

Shares assumed to be issued upon
  exercise of stock warrant                 *          *          *
                                      -------   --------   --------

Weighted average number of common
  shares outstanding assuming
  dilution                             21,516     21,500     21,500
                                      =======   ========   ========

Net loss per common share             $ (0.45)   $ (0.91)   $ (3.46)
                                      =======    =======    =======

Net loss per common share assuming
  dilution                            $ (0.45)   $ (0.91)   $ (3.46)
                                      =======    =======    =======

Note: if an item appears with a *, the security was antidilutive for the period presented.